July 9, 2018                                            Exhibit 99.1
Park National Corporation and NewDominion announce election and allocation results related to completed NewDominion merger
NEWARK, Ohio and CHARLOTTE, N.C. – Park National Corporation (Park) (NYSE AMERICAN: PRK) today announced the results of elections made by shareholders of NewDominion Bank (NewDominion) as to the form of merger consideration they desired to receive, and related allocation and proration results, in connection with the merger of NewDominion Bank with and into Park’s banking subsidiary, The Park National Bank (the merger). The merger became effective on July 1, 2018. The merger was completed pursuant to the agreement and plan of merger and reorganization (the merger agreement), dated as of January 22, 2018.
In accordance with the merger agreement and election materials previously mailed to holders of NewDominion common stock and holders of certain equity awards, NewDominion shareholders were permitted to make an election to receive for their shares of NewDominion common stock either $1.08 in cash without interest (the cash consideration) or 0.01023 of a share of Park common stock, plus cash in lieu of any fractional Park common stock (the stock consideration). Based on the terms of the merger agreement, the aggregate consideration to be paid in the merger was subject to proration and allocation procedures to ensure that 60 percent of the shares of NewDominion common stock outstanding immediately prior to the completion of the merger were exchanged for the stock consideration and that the remaining 40 percent of the shares of NewDominion common stock outstanding immediately prior to the completion of the merger were to be exchanged for the cash consideration, including, in each case, shares of NewDominion common stock subject to NewDominion options and restricted stock awards.
The election deadline was 5 p.m., ET, June 28, 2018. Based on the 70,977,110 shares of NewDominion common stock (including shares of NewDominion common stock subject to NewDominion options and restricted stock awards but excluding shares of NewDominion held by PRK) outstanding immediately prior to the merger, the final election results are as follows:

•	the holders of approximately 41,136,903 shares of NewDominion common stock (approximately 57.96 percent of outstanding shares) validly elected to receive the stock consideration

•	the holders of approximately 26,100,625 shares of NewDominion common stock (approximately 36.77 percent of outstanding shares) validly elected to receive the cash consideration; and

•
the holders of approximately 3,739,582 shares of NewDominion common stock (approximately 5.27 percent of outstanding shares) did not make a valid election or elected no preference between cash and stock consideration.

Applying the allocation and proration procedures specified in the merger agreement to these election results:

•	NewDominion shareholders who made a valid election to receive the stock consideration for their shares of NewDominion common stock will receive only the stock consideration.

•	NewDominion shareholders who made a valid election to receive the cash consideration for their shares of NewDominion common stock will receive only the cash consideration.

•
NewDominion shareholders who did not make a valid election will receive a combination of cash and Park common stock. For these shareholders, approximately 38.76 percent of their shares will convert into the stock consideration and approximately 61.24 percent of their shares will convert into the cash consideration.

Cash in lieu of a fractional share of Park common stock will be paid based on a price of $105.56 per share of Park common stock.
NewDominion shareholders who did not make a valid election will receive a letter of transmittal to surrender their NewDominion stock certificates, if applicable, in exchange for the merger consideration each shareholder is entitled to receive. NewDominion shareholders with questions regarding their individual election results should contact the exchange agent for the transaction, Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068.

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

About Park
Headquartered in Newark, Ohio, Park National Corporation had $7.5 billion in total assets (as of March 31, 2018). The Park organization consists of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Park's banking operations are conducted through Park subsidiary The Park National Bank and its divisions, which include Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, United Bank, N.A. Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division, and NewDominion Bank Division. The Park organization also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.
Media contact: Bethany Lewis, 740.349.0421, blewis@parknationalbank.com
Investor contact: Brady Burt, 740.322.6844, bburt@parknationalbank.com
Park National Corporation, 50 N. Third Street, Newark, Ohio 43055, www.parknationalcorp.com

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com